Exhibit 99.1
KV Pharmaceutical
2503 South Hanley Road
St Louis, MO 63144
FOR IMMEDIATE RELEASE
KV Pharmaceutical’s Launch of Gestiva™ Delayed
ST. LOUIS — Jan. 26, 2009 - KV Pharmaceutical (NYSE: KVa/KVb) has been notified that the pending New Drug Application (NDA) for Gestiva™ (alpha hydroxyprogesterone caproate) will not be approved by the U.S. Food and Drug Administration (FDA) until further conditions are met.
As previously disclosed, KV Pharmaceutical entered into a purchase agreement to acquire the U.S. and worldwide rights to Gestiva upon approval of the pending NDA, which was under review by the FDA. The Company previously announced that the date on which the FDA was expected to issue a decision was January 25, 2009.
The Company has been informed by the current NDA applicant that the FDA will not approve Gestiva until additional data and information is submitted and accepted. The NDA applicant and the Company have agreed to certain FDA-suggested revisions to the protocol for a post-approval clinical trial that the parties had previously agreed to conduct. However, the agency has now concluded that an additional condition for approval, among others, will be that a portion of the study subjects must be enrolled in the study prior to final approval. As a result, the Company does not anticipate that it will generate revenues from sales of Gestiva during this fiscal year, which ends on March 31, 2009.
About KV Pharmaceutical Company
KV Pharmaceutical Company is a fully integrated specialty pharmaceutical company that develops, manufactures, markets, and acquires technology-distinguished branded and generic/non-branded prescription pharmaceutical products. The company markets its technology distinguished products through ETHEX Corporation, a national leader in generic pharmaceuticals and Ther-Rx Corporation, its branded drug subsidiary.
Contact:
Catherine Biffignani
KV Pharmaceutical Company
P: (314) 645-6600
E: cbiffignani@kvpharmaceutical.com